SECOND AMENDMENT TO LEASE

            THIS SECOND AMENDMENT TO LEASE ("Second Amendment") is entered into as of December 12, 1994, by and between BRESTA FUTURA V B.V. ("Landlord") and RCG/HAGLER, BAILLY, INC. ("Tenant").

                              W I T N E S S E T H:

            WHEREAS, Wilson Boulevard Venture (Landlord's predecessor-in-interest) and Tenant entered into that certain Office Lease, dated October 25, 1991 ("Original Lease") covering certain premises ("Original Premises") on the ninth (9th) floor of the building ("Building") located at 1530 Wilson Boulevard, Arlington, Virginia; and

            WHEREAS, Wilson Boulevard Venture and Tenant entered into that certain First Amendment to Office Lease, dated February _, 1993 ("First Amendment"; the Original Lease and the First Amendment are hereinafter collectively referred to as the "Lease") pursuant to which Tenant leased certain additional premises located on the first (lst) floor of the Building ("First Floor Premises", the Original Premises and the First Floor Premises are hereinafter collectively referred to as the "Existing Premises");

            WHEREAS, Tenant desires to lease from Landlord and Landlord desires to lease to Tenant an additional 12,975 square feet of rentable floor area on the tenth (10th) floor of the Building more particularly shown on Exhibit A attached hereto and made a part hereof (the "New Premises"); and

            WHEREAS, Landlord and Tenant desire to amend the terms and conditions of the Lease to add the New Premises to the Existing Premises (the Existing Premises and the New

Premises are hereinafter collectively referred to as the "Leased Premises") for the remainder of the Term as extended by this Second Amendment.

            NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

            1. Tenant hereby leases from Landlord, and Landlord hereby leases to Tenant, the New Premises, subject to the terms and conditions of the Lease, as modified hereby.

            2. The commencement date for the New Premises (the "New Premises Commencement Date") shall be the date hereof. Tenant acknowledges that possession of the New Premises has been delivered to Tenant on the date hereof. Tenant agrees that (a) Tenant shall accept possession of the New Premises "as is" as of the New Premises Commencement Date and (b) Landlord shall have no obligation to make any improvements or alterations to the New Premises or to make any payments or contributions to Tenant in respect of any improvements or alterations made to the New Premises. Landlord represents that, to its best knowledge, the New Premises does not contain any asbestos containing material (as such term is defined by applicable Federal law) . In the event any asbestos containing material was located in the New Premises as of the date hereof, Landlord shall be responsible, at its sole cost and expense, for promptly remedying same in compliance with all applicable laws.

            3. Leased Premises. Effective as of the New Premises Commencement Date, Section 1 of the Schedule to the Original Lease entitled "Leased Premises", shall be amended by adding the New Premises thereto. Effective as of the New Premises Commencement Date, all


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provisions in the Lease applicable to the Existing Premises shall also be applicable to the New Premises.

            Effective as of April 1, 1995, the provisions of the Lease with respect to the First Floor Premises shall be deemed terminated and of no further force and effect, except for any obligations relating to the First Floor Premises that survive the termination of the Lease with respect to the First Floor Premises. If, pursuant to the following paragraph, Tenant shall not have previously vacated the First Floor Premises, then Tenant shall vacate the First Floor Premises on or before April 1, 1995.

            At any time prior to April 1, 1995, upon ten (10) days' prior written notice from Landlord to Tenant ("Early Vacate Notice") , Tenant shall vacate and surrender possession of the First Floor Premises to Landlord. Landlord may only give the Early Vacate Notice to Tenant if Landlord requires possession of the First Floor Premises in connection with a lease or a proposed lease of the First Floor Premises (or a portion thereof) to a bona fide tenant which requires Landlord to either (a) deliver possession of the First Floor Premises (or a portion thereof) to such bona fide tenant prior to April 1, 1995 or (b) requires Landlord to commence performance of tenant improvement work to the First Floor Premises (or a portion thereof) prior to April 1, 1995. Tenant shall remain liable for the payment of all Annual Base Rent and all Additional Rent owing under the Lease with respect to the First Floor Premises through March 31, 1995, notwithstanding the fact that Tenant shall have vacated and surrendered possession of the First Floor Premises to Landlord prior to March 31, 1995.


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            4. Annual Base Rent.

                  Section 4 of the Schedule to the original Lease, entitled "Annual Base Rent" which relates to the original Premises, shall be amended by adding thereto the Annual Base Rent for the New Premises which is as follows:

                  (i) for the period beginning on January 1, 1995 and ending on December 31, 1995, the sum of Three Hundred Twenty Four Thousand Three Hundred Seventy Five and No/100 ($324,375.00) Dollars per annum;

                  (ii) for the period beginning on January 1, 1996 and ending on December 31, 1996, the sum of Three Hundred Thirty Thousand Eight Hundred Sixty Three and No/100 ($330,863.00) Dollars per annum;

                  (iii) for the period beginning on January 1, 1997 and ending on December 31, 1997, the sum of Three Hundred Thirty Seven Thousand Four Hundred Eighty and No/100 ($337,480.00) Dollars per annum;

                  (iv) for the period beginning on January 1, 1998 and ending on December 31, 1998, the sum of Three Hundred Forty Four Thousand Two Hundred Thirty and No/100 ($344,230.00) Dollars per annum;

                  (v) for the period beginning on January 1, 1999 and ending on December 31, 1999, the sum of Three Hundred Fifty One Thousand One Hundred Fifteen and No/100 ($351,115.00) Dollars per annum;


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

                  (vi) for the period beginning on January 1, 2000 and ending on December 31, 2000, the sum of Three Hundred Fifty Eight Thousand One Hundred Thirty Seven and No/100 ($358,137.00) Dollars per annum;

                  (vii) for the period beginning on January 1, 2001 and ending on December 31, 2001, the sum of Three Hundred Sixty Five Thousand Three Hundred and No/100 ($365,300.00) Dollars per annum;

                  (viii) for the period beginning on January 1, 2002 and ending on December 31, 2002, the sum of Three Hundred Seventy Two Thousand Six Hundred Six and No/100 ($372,606.00) Dollars per annum;

                  (ix) for the period beginning on January 1, 2003 and ending on December 31, 2003, the sum of Three Hundred Eighty Thousand Fifty Eight ($380,058.00) Dollars per annum; and

                  (x) for the period beginning on January 1, 2004 and ending on December 31, 2004, the sum of Three Hundred Eighty Seven Thousand Six Hundred Fifty Nine and No/100 ($387,659.00) Dollars per annum. Tenant shall not be obligated to pay Annual Base Rent with respect to the New Premises for the period beginning on the New Premises Commencement Date and ending on December 31, 1994. From and after January 1, 1995, "Monthly Installments of Annual Base Rent" set forth in Section 5 of the Schedule to the Original Lease shall be based upon the Annual Base Rent for both the original Premises and the New Premises. Concurrently with the execution and delivery of this Second Amendment, Tenant shall pay to Landlord the sum of Twenty-Seven Thousand Thirty-One and xx/100 ($27,031.25) Dollars representing the Monthly Installment of Annual Base Rent owing for January, 1995.

            5. Adjustment of Rent. Effective as of January 1, 1995 (a) the provisions of Section 4 of the original Lease (Additional Rent) shall apply to the New Premises except that for purposes of computing Tenant's payment obligation with respect to the New Premises (a) all references in Section 4B to "Leased Premises" shall be deemed to be the "New Premises", (b) "Tenant's Share" shall be deemed to be seven and seventy-five one hundredths (07.75%) percent,
(c) "Lease Year" shall mean each calendar year and (d) "Operating Stop" shall mean the product that results from multiplying (y) the total amount of Operating Expenses of the Property during the 1995 calendar year as adjusted to provide for, among other things, a ninety-five (95%) percent occupied and fully assessed and completed Building and Property by (z) Tenant's Share with respect to the New Premises (i.e., 7.75%). Notwithstanding anything herein to the contrary, Tenant shall not be obligated to pay any Expense Adjustment Amount in respect of the New Premises for the period beginning on the New Premises Commencement Date and ending on December 31, 1995.

            6. Term. Section 2 of the Schedule to the original Lease (Term) is modified to read as follows: The period beginning on January 11, 1992 and ending on December 31, 2004.

            7. Parking. From and after the New Premises Commencement Date and thereafter for so long as the New Premises shall be part of the Leased Premises, in Paragraph 12 of the Schedule to the Original Lease the number "24" shall be changed to the number "47" and the number "18" shall be changed to the number "41".


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

            8. Expansion Option. Tenant hereby acknowledges and agrees that Tenant's expansion right set forth in Paragraph 11 of the First Amendment is hereby terminated and of no force and effect.

            9. Right of First Offer.

                  (a) If at any time during the initial Term of this Lease or the First Extension Term the Landlord desires to lease all or any portion of the space on the tenth (10th) floor of the Building shown on Exhibit B annexed hereto and made a part hereof ("Offer Space"), then Landlord, before Landlord may enter into a lease with any potential tenant for such space, shall offer to Tenant the right to include the Offer Space within the Leased Premises upon all of the terms and conditions of this Lease, except as provided for in this Paragraph 9. Tenant's right to lease the Offer Space is subject to the following conditions: (i) at the time Tenant delivers Tenant's Acceptance Notice (as hereinafter defined), not more than fifty (50%) percent of the rentable space of the Leased Premises shall have been subleased to Persons which are not Affiliates of Tenant, or (ii) at the time Tenant delivers Tenant's Acceptance Notice or at the time of the Offer Space Commencement Date (as hereinafter defined), an Event of Default shall not have occurred and be continuing. Any termination, cancellation or surrender of Tenant's interest in this Lease prior to the date on which Tenant delivers Tenant's Acceptance Notice or prior to the Offer Space Commencement Date shall automatically terminate Tenant's right to lease the Offer Space. The provisions of this Paragraph 9 shall not apply during the Second Extension Term. In addition, the provisions of this Paragraph shall not apply during (i) the last two (2) years of the initial Term of the Lease unless Tenant shall have exercised the option set forth in Section I of Exhibit C to the Original Lease to extend the initial

Term of the Lease for the First Extension Term and (ii) the last two (2) years of the First Extension Term unless Tenant shall have exercised the option set forth in Section 2 of Exhibit C to the Original Lease to extend the Term for the Second Extension Term.

                  (b) In the event Landlord desires to lease the Offer Space and is obligated under Paragraph 9(a) above to offer same to Tenant, Landlord shall deliver a written offer to Tenant (hereinafter "Offer Notice"), which shall provide the following information: (i) the annual base rent for the Offer Space including any free rent and/or rent concessions, (ii) any workletter being offered, the economic value of such workletter and the minimum lease term on which such workletter is based, (iii) the location of and the number of rentable square feet of space comprising the Offer Space, and (iv) the estimated date on which Landlord will deliver possession of the Offer Space to Tenant.

                  (c) Tenant shall have the right to accept the offer set forth in a Offer Notice by delivering to Landlord an unconditional and irrevocable written acceptance thereof (hereinafter called "Tenant's Acceptance Notice") within ten (10) business days after Tenant's receipt of the Offer Notice. If Tenant does not timely deliver the Tenant's Acceptance Notice to Landlord within said ten (10) business day period, or if Tenant timely gives written notice of its intention to decline to exercise the right to lease any Offer Space, Landlord shall be free to lease the Offer Space to a tenant on terms which are not more favorable to a tenant than the terms set forth in the Offer Notice. In the event Landlord desires to lease the Offer Space on terms which are more favorable than those set forth in the Offer Notice, Landlord agrees to reoffer the Offer Space to Tenant; provided, however, that no changes in the terms of the Offer Notice shall be deemed more favorable to a tenant unless such changes decrease the net effective rental rate, taking into account the annual rental rate, any free rent and/or rent concessions and Landlord's workletter, by more than five (5%) percent.

                  (d) Tenant's timely delivery of Tenant's Acceptance Notice shall be deemed an irrevocable and unconditional agreement by Tenant to lease the Offer Space on the terms and conditions set forth in this Paragraph 9. Landlord shall deliver possession of the Offer Space, at Tenant's option, either
(i) "AS IS" as of the date on which Landlord shall deliver possession of the Offer Space to Tenant or (ii) in a condition reflecting improvements made by Landlord pursuant to a work letter ("Offer Space Delivery Date"). In the event Tenant elects to have Landlord perform work letter improvements to the Offer Space, Landlord's work letter obligations shall be limited to the work letter set forth in the Offer Notice subject to adjustment based on the relationship that the minimum lease term assumed in Offer Notice bears to the remaining Term of' the Lease (as amended hereby) excluding any extensions which have not been exercised by Tenant ("Adjusted Workletter"). The Adjusted Workletter shall result in a net effective annual base rent on a rentable square foot basis for the Offer Space that equals the net effective annual base rent on a rentable square foot basis for the Offer Space set f orth in the Offer Notice using a nine percent (9%) per annum discount rate for the foregoing calculations. Landlord shall give Tenant at least thirty (30) days prior written notice of the estimated Offer Space Delivery Date, which estimate may be revised from time to time as appropriate, provided that after any such revision Tenant shall receive at least thirty (30) days prior written notice of the Offer Space Delivery Date. The "Offer Space Commencement Date" shall be the Offer Space Delivery Date.

                  (e) If Landlord will be unable to deliver the Offer Space to Tenant on the estimated Offer Space Delivery Date due to the holding over or retention of possession of a tenant or subtenant of such space or due to other reasons beyond Landlord's reasonable control, the estimated Offer Space Delivery Date shall be extended by such period of time that Landlord was so delayed. In such event, Landlord shall not be subject to any liability for its failure to give possession of such space to Tenant, and the validity of this Lease shall not be impaired thereby and Tenant shall take possession of the Offer Space when such space can be delivered to Tenant.

                  (f) The following terms and conditions shall apply to the Offer Space:

                        (i) Except as provided in the following sentence, the Annual Base Rent with respect to the Offer Space shall be the annual base rent set forth in the Offer Notice. In the event that Tenant elects to accept the Offer Space "AS IS" rather than accepting the Adjusted Workletter, the annual base rent set forth in the Offer Notice shall be adjusted downward to a net effective rent on a rentable square foot basis that equals the net effective rent set forth in the Offer Notice using a discount rate of nine (9%) percent per annum.

                        (ii) For purposes of calculating Additional Rent applicable to the Offer Space, "Tenant's Share" with respect to the Offer Space shall be a fraction, the numerator of which is the number of rentable square feet of space in the Offer Space and the denominator of which is 167,511. The term "Operating Stop" shall mean the product that results from multiplying (a) the total amount of Operating Expenses of the Property for the calendar year in which the Offer Space Commencement Date shall occur, as adjusted to provide for, among other things, a ninety-five (95%) percent occupied and fully assessed and completed Building and Property by (b) the Tenant's Share with respect to the Offer Space.

                  (g) Promptly following the Offer Space Commencement Date and the determination of the Annual Base Rent to be paid by Tenant for the Offer Space, Landlord and Tenant shall enter into a supplementary agreement expressly confirming (i) the increase in the number of rentable square feet in the Leased Premises, (ii) the increase in the Annual Base Rent payable under the Lease,
(iii) Tenant's Share and the Base Year applicable to the Offer Space for purposes of computing Additional Rent and (iv) the Offer Space Commencement Date.

                  (h) The Annual Base Rent and Additional Rent (except as set forth in subsection F(ii) above) for the Offer Space shall be payable by Tenant to Landlord commencing on the Offer Space Commencement Date. Commencing as of the Offer Space Delivery Date, all of the terms, covenants and conditions of the Lease, as amended by this Second Amendment, shall thereafter be effective and applicable in all respects to the Offer Space, except as specifically provided otherwise in this Paragraph 9.

                  (i) Tenant must lease all Offer Space offered by Landlord at any one time if it desires to lease any of such space.

                  (j) Time shall be of the essence with respect to all dates and time periods set forth in this Paragraph 9.


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

      10.   Lease Takeover.

                  (a) Reference is made to that certain Lease dated in 1993 but containing no day and month (hereinafter referred to as the "1525 Lease") by and between Tenant, as tenant, and John Hancock Mutual Life Insurance Company (the "1525 Landlord") as landlord. The 1525 Lease covers approximately 4,393 rentable square feet of space on the seventh (7th) floor ("1525 Premises") in the building located at 1525 Wilson Boulevard, Rosslyn, Virginia. Tenant represents to Landlord that it has given Landlord a copy of the Original 1525 Lease certified by an officer of Tenant to be true and complete.

                  Except for the Original 1525 Lease, there are no written or oral agreements relating to the 1525 Lease or the 1525 Premises. As of the date hereof, Tenant represents and warrants to Landlord that (i) the 1525 Lease is valid and in full force and effect; (ii) there are no defaults on the part of Tenant under the 1525 Lease and no event has occurred and no condition exists which, with the giving of notice or the passage of time, or both, would constitute a default under the 1525 Lease on the part of the Tenant; and (iii) to the best of its knowledge, there are no defaults on the part of the 1525 Landlord under the 1525 Lease and no event has occurred and no condition exists which, with the giving of notice or the passage of time or both, would constitute a default under the 1525 Lease on the part of the 1525 Landlord. Between the date hereof and the expiration of the 1525 Lease, Tenant covenants and agrees that it will not cause a default under the 1525 Lease other than a default based on Tenant's vacating the 1525 Premises in order to move Tenant's operations into the Leased Premises demised under the Lease, nor permit or suffer any employee, agent or contractor of Tenant to cause, a default under the 1525 Lease. It is understood that a default under the 1525 Lease resulting from Tenant's vacating the 1525 Premises shall not in and of itself diminish Landlord's obligations under this
Section 10. Tenant shall not amend, modify or terminate the 1525 Lease or otherwise enter into any agreements or understandings with respect to 1525 Lease and/or the 1525 Premises without the prior written consent of Landlord. Upon receipt of any notice, correspondence or other communication from the 1525 Landlord or relating to the 1525 Premises, Tenant shall promptly furnish a copy thereof to Landlord. Prior to Tenant sending any notice, correspondence or communication to the 1525 Landlord, Tenant shall furnish a copy thereof to Landlord for its review and approval together with a notice that Landlord has five (5) business days to respond. If Landlord fails to approve or disapprove any such notice, correspondence or communication within five (5) business days of Landlord's receipt of such notice, correspondence or communication, Landlord shall be deemed to have granted its approval. If Landlord disapproves any such notice, correspondence or communication, Landlord's notice of disapproval shall state the reasons therefor. In addition, Tenant shall keep Landlord fully informed of all material events and/or information of which Tenant has knowledge relating to the 1525 Lease and/or the 1525 Premises.

                  (b) In order to defray overlapping lease rental obligations under this Second Amendment and the 1525 Lease, provided that no Event of Default exists under the Lease (as amended by this Second Amendment), from and after April 1, 1995 Landlord shall pay to Tenant the monthly sums owing to the 1525 Landlord for Annual Base Rent and Additional Rent in respect of Operating Expenses and Real Estate Taxes (as such terms are defined in the 1525 Lease) during and in respect of the period from the New Premises Commencement Date to the expiration (Tenant hereby representing that the term of the 1525 Lease expires on January 31, 1999) or sooner termination of the 1525 Lease, subject to the conditions hereinafter stated. In the event the 1525 Lease is assigned or the 1525 Premises (or any portion thereof) shall be subleased, Landlord's payment obligation to Tenant shall be reduced by the amount of Annual Base Rent and Additional Rent in respect of Operating Expenses and Real Estate Taxes paid by the assignee to the 1525 Landlord or the amount of any rent, additional rent or other amounts actually paid to Tenant by any subtenant under any sublease.

                  (c) Between the date hereof and the expiration or sooner termination of the 1525 Lease, Landlord shall have (and at Landlord's request, Tenant shall duly exercise) all of Tenant's assignment, subletting and early termination rights in respect to the 1525 Lease and the 1525 Premises. In implementation thereof, Tenant shall execute such assignment(s) of or termination agreement(s) with respect to the 1525 Lease, and such sublease(s) of the 1525 Premises, as Landlord shall request. Subject to the provisions of the following paragraph of this Paragraph 10, Tenant hereby constitutes and appoints Landlord as Tenant's attorney-in-fact to execute, acknowledge and deliver any such termination, assignment or sublease if Tenant fails to do so within ten
(10) days after Landlord's request therefor. All costs and expenses (if any) in connection with any such termination, assignment, or sublease (including, without limitation, Tenant's reasonable out-of-pocket expenses to third parties) shall be borne by Landlord. All rent or other proceeds paid in connection with any such termination and/or assignment(s) shall be paid to Landlord and Tenant shall have no right to any such proceeds.

                  Notwithstanding anything to the contrary in the Lease contained, neither Landlord nor anyone else shall have any right to act as Tenant's attorney-in-fact hereunder unless Landlord or such other party shall, prior to giving Tenant its written request for the instrument in question, have given Tenant a previous written notice requesting such instrument, and ten (10) days shall have elapsed since the initial request therefor. Each such written request for such instrument shall state that if Tenant fails timely to respond to such request, Landlord, or such party, may act as Tenant's attorney-in-fact to execute such instrument.

            (d) Tenant shall vacate the 1525 Premises on or before December 28, 1994. All "Systems Furniture" currently located in the 1525 Premises other than the "Bi-Files" shall remain in the 1525 Premises and upon request by Landlord, Tenant shall execute and deliver to Landlord an instrument conveying title to such Systems Furniture free of all liens and encumbrances. If Landlord shall be delayed in effecting an assignment or termination of the 1525 Lease or a sublease of the 1525 Premises to the 1525 Landlord, an assignee or a subtenant by reason of the failure of Tenant to perform any of its obligations under the 1525 Lease (other than a default based on Tenant's vacating the 1525 Premises), or by reason of the delay, fault, or neglect of Tenant, then and in any such event, (in addition to any other rights and remedies Landlord has for breach of this Lease by Tenant) the payment obligations of Landlord provided for in Subsection (b) above shall not apply during the period of such delay. Upon the expiration or sooner termination of the 1525 Lease, Tenant shall have the right to remove and retain any Systems Furniture then located in the 1525 Premises. Tenant shall accept any such Systems Furniture in its then "AS IS" condition. Tenant also acknowledges that Landlord makes no warranties or representations with respect to such Systems Furniture and Tenant hereby irrevocably and unconditionally waives any and all claims against Landlord with respect to such Systems Furniture.


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

                  (e) Unless and until the 1525 Lease shall have been duly terminated or assigned and any consents or approvals required from the 1525 Landlord shall have been obtained, Tenant shall continue to perform its obligations under the 1525 Lease for the entire term thereof. Upon request by Landlord, Tenant will duly exercise any rights to terminate the 1525 Lease.

                  (f) Tenant acknowledges and agrees that Landlord shall have the right to discuss directly with the 1525 Landlord proposed assignments and/or termination of the 1525 Lease or proposed subleases of the 1525 Premises. In the event the 1525 Landlord withholds its consent to any proposed assignment or sublease, Landlord shall have the right to commence legal proceedings in the name of Tenant against the 1525 Landlord in which event Tenant shall promptly after receipt of request by Landlord sign such truthful demands, pleadings and/or the papers that are required for Landlord to prosecute such action in Tenant's name or that are otherwise reasonably requested by Landlord. Landlord shall indemnify, defend and hold harmless Tenant from and against all claims, liabilities, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) which Tenant may suffer or incur solely by reason of the prosecution or defense of such proceedings by Landlord. Landlord shall pay to Tenant any amounts owing to Tenant pursuant to the preceding sentence within thirty (30) days of written demand accompanied by reasonable evidence supporting the amount demanded by Tenant. With respect to any such legal proceedings, Landlord shall be solely responsible for the conduct of same and shall be entitled to make all decisions with respect hereto, and Tenant shall not participate in, settle, compromise or terminate such proceedings, except as shall be requested by Landlord. Unless required by law or court order which has not been stayed, Tenant shall not take any action which would prejudice the interests of Landlord in any legal proceedings or negotiations with the 1525 Landlord.

                  (g) Tenant shall cooperate fully with Landlord in its attempt to (i) identify and conclude an assignment of the 1525 Lease or subleases or other agreements or arrangements with proposed subtenants of the 1525 Premises or any part thereof, and (ii) obtain all necessary consents and approvals with respect thereto, including, but not limited to, the consent of the 1525 Landlord. In no event shall Tenant be required to exercise any option to extend the term of the 1525 Lease or any other option granted to Tenant under the 1525 Lease which would expand the liability of the Tenant under the 1525 Lease unless the 1525 Landlord agrees to release Tenant from any obligation and liabilities under the 1525 Lease first accruing after January 31, 1999. Tenant's obligation to cooperate shall not require Tenant to incur any expenses, obligations or liabilities. Tenant shall not enter into, suffer or consent to any assignment, sublease, termination or other agreement, arrangement or action affecting the 1525 Premises or the 1525 Lease without the prior written approval of Landlord.

                  (h) In the event Landlord shall f ail to pay to Tenant any amounts owing to Tenant under this Section 10, Tenant shall have the right to offset such amount against the next installment(s) of Annual Base Rent owing under the Lease; provided, however, that if Landlord disputes any amount that Tenant claims is owing, Tenant shall not have any right of offset until a non-appealable determination in favor of Tenant has been rendered in an arbitration proceeding conducted pursuant to the then prevailing rules and procedures of the American Arbitration Association in Arlington County, Virginia. In the event a non-appealable determination in Tenant's favor shall be rendered in such arbitration, Landlord shall reimburse any amounts determined to be owed to Tenant together with interest thereon at the Interest Rate from the date due until paid.

                  (i) Time shall be of the essence with respect to all dates and time periods set forth in this Paragraph 10.

            11. Security Deposit. Pursuant to the Original Lease, Tenant deposited with Landlord a Security Deposit in the amount of $39,207. Provided that an Event of Default shall not have occurred and be continuing, then beginning on the first anniversary of the New Premises Commencement Date and thereafter on the second, third, fourth and fifth anniversaries of the New Premises Commencement Date, Tenant shall receive a credit against the monthly installment of Annual Base Rent next owing under the Lease (as amended hereby) equal to twenty (20%) percent of the Security Deposit (i.e., the sum $7,841.40).

            12. Real Estate Broker. Each party hereto represents that it has dealt with Julian J. Studley, Inc. and L.P.C. Commercial Services, Inc. (collectively, the "Brokers") in connection with this Second Amendment. Landlord shall compensate the Brokers pursuant to separate written agreements with the Brokers. Except for the Brokers, neither party has dealt with any broker, salesperson, finder or similar party in connection with the transactions covered by this Second Amendment. Each party (an "Indemnitor") hereby agrees to indemnify and hold the other party and its partners, if any, employees, agents and officers, if any, harmless from and against all claims of any broker, salesperson, finder or any similar party (other than the Brokers) resulting f rom the representations of the Indemnitor in this Paragraph 12 failing to be accurate.

            13. Governing Law. This Second Amendment shall be construed under and in accordance with the laws of the State of Virginia.

            14. Binding Effect. This Second Amendment shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            15. Amendments: Entire Agreement. This Second Amendment may not be amended or modified except by all of the parties hereto. The Lease, as modified by this Second Amendment, supersedes any prior understandings, whether oral or written, by the parties with respect to the subject matter thereof. There are no agreements, understandings, restrictions, representations, or warranties between the parties other than those set forth or provided in the Lease, as modified by this Second Amendment. Except as specifically set forth herein, all other terms, covenants, agreements, conditions, and provisions of the Lease shall continue and remain in full force and effect, and the Lease is hereby ratified, restated and confirmed in all respects.

            16. Defined Terms. Unless otherwise defined herein, all terms herein shall have the same meanings set forth in the Lease, and all provisions in the Lease applicable to those terms shall apply to those terms as they are used herein.

            17. Effect of this Amendment. In the event of any conflict between this Second Amendment and the Lease, the terms and provisions of this Second Amendment shall control and be paramount, and the Lease shall be construed accordingly.

               IN WITNESS WHEREOF, this Second Amendment was executed by Landlord and Tenant on the day and year first written above.

                                    Landlord:

                                    BRESTA FUTURA V B.V.

                                    By:   Jacques + Kurdziel, Ltd.,
                                          as Agent

                                    By: /s/ Donald M. Kurdziel
                                        -----------------------------
                                        Donald M. Kurdziel,
                                        President

                                    Tenant:

                                    RCG/HAGLER, BAILLY, INC.

                                    By:   /s/ Daniel M. Rouse
                                        ----------------------------
                                        Name: Daniel M. Rouse
                                        Title:VP and Controller

                                    EXHIBIT A

                           Floor Plan of New Premises

     [EDGAR Note: Please see Appendix for description of omitted graphics]

                                   Tenth Floor
                              1530 Wilson Boulevard

                                    EXHIBIT B

                    Floor Plan of Offer Space on Tenth Floor

     [EDGAR Note: Please see Appendix for description of omitted graphics]

                                   Tenth Floor
                              1530 Wilson Boulevard

                                 EDGAR APPENDIX

Exhibit A:  Floorplan diagram

Exhibit B:  Floorplan diagram

                                    -23-